SCHEDULE A

(as of June 4, 2018)

As consideration for Invesco PowerShares Capital Management’s services to each of the Funds listed below, PowerShares Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Ultra Short Duration ETF	0.20	12/19/17	[ ]	[ ]	04/30/19

Attest:		INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/S/ Peter Davidson	By:	/S/ Daniel E. Draper
	Name: Peter Davidson		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: President

Attest:		INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:	/S/ Peter Davidson	By:	/S/ Daniel E. Draper
	Name: Peter Davidson		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: Managing Director